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                                                                     Exhibit 5.1

                        [GOODWIN PROCTER LLP LETTERHEAD]

                                  July 31, 2002

FairMarket, Inc.
500 Unicorn Park Drive
Woburn, MA  01801-3441

RE: LEGALITY OF SECURITIES TO BE REGISTERED UNDER
    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by FairMarket, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement relates to the resale of up to 9,757,029 shares (the "Shares") of the Company's common stock, $0.001 par value per share ("Common Stock"), by the selling stockholders named therein. The Shares consist of: (i) up to 8,804,649 outstanding shares of Common Stock (the "Outstanding Shares") held by certain selling stockholders, and (ii) up to 952,380 shares of Common Stock (including such additional shares of Common Stock that are issuable upon such conversion pursuant to the terms of the shares of Series B Preferred Stock, the "Conversion Shares") issuable upon conversion of outstanding shares of the Company's Series B Preferred Stock held by certain selling stockholders. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         In connection with rendering this opinion, we have examined such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

         We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

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         Based upon the foregoing, we are of the opinion that: (i) the
Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable by the Company; and (ii) the Conversion Shares are duly authorized and, when issued pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, as amended to date and as presently in effect, the Conversion Shares will be validly issued, fully paid and nonassessable by the Company.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                        /s/ GOODWIN PROCTER LLP

                                        GOODWIN PROCTER LLP